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                                   EXHIBIT 14

                       CODE OF BUSINESS CONDUCT AND ETHICS

The business of Croghan Bancshares, Inc. and its subsidiary, The Croghan Colonial Bank (collectively, the "Company"), is based upon trust. Without trust in our integrity, customers would not deposit their money in The Croghan Colonial Bank (the "Bank") or count on us to properly administer their loans, and investors would not purchase our stock. Our continued success depends on every director, officer and employee performing his or her job in an ethical, honest, professional and competent manner.

Today, more than ever, the ethics of corporations are under scrutiny by the government and the public. This Code of Business Conduct and Ethics (this "Code of Ethics") has been adopted by the Board of Directors of the Company to demonstrate to customers, investors and the public the importance that management of the Company places on ethical conduct. The Code of Ethics is intended to serve as a guide for ethical business practices of the Company's officers, directors and employees, to promote advance disclosure and review of conflicts of interest and similar matters, to promote fair, accurate, complete, objective, relevant and timely financial reporting and public reports and disclosures by the Company, to encourage the reporting of questionable behavior, and to appropriately discipline those who engage in improper conduct.

All directors, officers and employees of the Company are encouraged to read this Code of Ethics carefully. Directors and officers of the Company will be asked to re-read this Code of Ethics on an annual basis and provide a written acknowledgment of such review. New employees will be asked to read the Code of Ethics and sign a written acknowledgment form during their orientation. All directors, officers and employees will be asked to re-read the Code of Ethics and sign new acknowledgment forms after any amendments are adopted by the Board of Directors.

It is the Company's expectation that each and every director, officer and employee shall comply with the following principles.

I.       COMPLIANCE WITH LAWS AND REGULATIONS

It is the Company's policy to comply with all applicable laws and regulations. Each director, officer and employee of the Company is expected to understand and comply with all applicable laws and regulations that apply to the performance of his or her position with the Company. If an employee does not understand a particular law or how it applies, the employee should seek appropriate guidance from the Company's Chief Executive Officer. If a director or officer is uncertain with respect to a law or regulation, the director or officer should consult with legal counsel for the Company.

The Company has a specific securities trading policy applicable to all directors, officers and employees. The Company expects that every director, officer and employee will fully comply with that policy.

II.      REPORTING AND DISCLOSURE OBLIGATIONS

The U.S. Securities and Exchange Commission requires the Company to issue financial statements in conformity with generally accepted accounting principles and to make public disclosures regarding certain aspects of its business. The Company expects all directors, officers and employees to keep accurate and complete books, records and accounts that enable the Company to meet its accounting and reporting requirements and to provide prompt, accurate answers to inquiries related to the Company's public disclosure requirements. Furthermore, the Chief Executive Officer and the Chief Financial Officer shall prepare or oversee the preparation of full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in the Company's other public communications.

All persons involved in the Company's disclosure process are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit material facts about the Company to others, whether within

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or outside the Company, including the Company's independent auditors. Anyone who believes that the Company's accounting method is inappropriate or not in compliance with generally accepted accounting principles or who believes that public disclosures made or about to be made are inaccurate should report this belief directly to the Company's Chief Financial Officer and, if unsatisfied with the response, directly to the Audit Committee of the Board of Directors.
Any officer or employee who becomes aware of a material event or fact involving the Company that has not been previously disclosed publicly by the Company should immediately report such material event or fact to the Company's Chief Executive Officer or Chief Financial Officer. In addition, no officer or employee shall alter, destroy, mutilate, or conceal any document relevant to any audit of the Company or which is or may be relevant to any investigation by a governmental agency or in a matter pending before any court.

III.     CONFLICTS OF INTEREST

Conflicts of interest arise when decisions or judgments in the course of fulfilling one's responsibility to the Company may be influenced by personal interests not shared by the Company. An example of such a conflict is when an employee's family member has an interest in a transaction to which the Company is a party, or when an individual competes with the Company with respect to a particular business opportunity.

When an actual or apparent conflict of interest is identified, an employee is expected to bring the matter to the attention of the Chief Executive Officer, who will evaluate the matter. Any conflict of interest involving a director or executive officer must be brought to the attention of the Audit Committee. If the Chief Executive Officer or the Audit Committee determines that a conflict does exist or may exist, how the matter shall be treated will be decided by the disinterested directors of the Company, and the affected individual is expected to abide by the decision of the disinterested directors.

It is considered a conflict of interest if an employee makes a loan, processes a transaction (e.g., withdrawals, deposits, check cashing, etc.), or waives a fee or service charge for his or her own personal loans and accounts or those of immediate family members or affiliates. It is the responsibility of each employee to exercise prudence and good judgment when making loans or processing transactions to or for anyone whose personal relationship with such employee may influence his or her judgment.

Directors, officers and employees of the Company should never place themselves under actual or apparent obligation to a third party which deals or proposes to deal with the Company by accepting (or permitting a relative to accept) from the third party such things as gifts, benefit, gratuities or unusual hospitality for the purpose of, or which might have the effect of, improperly influencing their judgment in the performance of Company duties and responsibilities. This policy does not include the receipt of insignificant gifts or other benefits, or the value of reasonable and reciprocal entertainment, which is consistent with local and social business custom. If there is any question as to whether a gift or other benefit is prohibited by this policy, an officer or director should contact the Audit Committee, and an employee should contact the Chief Executive Officer.

IV.      CONFIDENTIALITY

In the course of conducting the Company's business, directors, officers and employees often learn confidential or proprietary information about the Company, the Company's customers, prospective customers or other third parties. Directors, officers and employees must maintain the confidentiality of all such information, except when disclosure is authorized by management of the Company in accordance with the Company's privacy and disclosure policies or when disclosure is legally required. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

Banks receive and maintain considerable information which, though not necessarily confidential, must nonetheless be treated confidentially if the right of privacy of customers is to be safeguarded. Therefore,

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confidential information with respect to the Company's customers acquired by an employee through his or her employment is considered to be privileged and must be held in the strictest confidence. This confidential information is to be used solely for corporate purposes and not as a basis for personal gain or for any other purpose. In no case shall such information be transmitted to persons outside the Company, including family or other acquaintances, or even to other employees of the Company who do not need to know such information in discharging their duties.

V.       FAIRNESS OF DEALINGS WITH CUSTOMERS, SUPPLIERS, VENDORS AND EMPLOYEES

No officer, director or associate of the Company should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. The Company's intention is to compete fairly and honestly and to seek competitive advantage through performing better than the competition, not through unethical or illegal business practices. The Company does not permit offering or making payments of any kind, whether of money, services or property, to any domestic or foreign public official or of providing personal benefits that are not clearly reasonable and business related to any employee, agent or representative of any organization seeking to or doing business with the Company. If there is any question as to whether any such personal benefit is clearly reasonable and business related, an officer or director should seek pre-approval from the Audit Committee, and an employee should seek pre-approval from the Chief Executive Officer.

The Company has established comprehensive programs for compliance with labor and employment laws, including equal employment opportunity policies and procedures, policies respecting sexual harassment in the workplace, safety programs, and wage and hour procedures. For further information about such compliance policies, see the Company's Human Resources Manager.

VI.      PROTECTION AND PROPER USE OF ASSETS

Theft, carelessness and waste of Company property directly affect the Company's profitability and will not be tolerated. All directors, officers and employees are expected to protect the Company's assets, to use them efficiently and to use them only for legitimate business purposes.

VII.     POLITICAL ACTIVITIES

The Company respects your right to participate or not participate in the political process as you see fit. No director, officer or employee may use his or her position with the Company to make any other director, officer or employee feel compelled or pressured to work for or on behalf of any legislation, candidate, political party or committee, to make contributions for any political cause or candidate or to cast his or her vote in any particular way.

VIII.    DUTY TO REPORT AND CONSEQUENCES

The Company expects full compliance with this Code of Ethics. Employees are encouraged to report any violation or suspected violation of this Code of Ethics to his or her supervisor, the Chief Executive Officer or the Audit Committee. Officers and directors must report any violation or suspected violation to the Audit Committee. The Company will not permit any retaliation against a director, officer or employee who, in good faith, appropriately reports a matter that he or she believes, in good faith, to be a violation of this Code of Ethics. Any employee who is found by the Audit Committee to have violated this Code of Ethics may be subject to discipline, including termination of employment.

The Audit Committee shall investigate any alleged violation of this Code of Ethics. In the event that the Audit Committee determines that a violation has occurred, the Audit Committee shall be authorized to take any action it deems appropriate. In the event that the Audit Committee recognizes a violation by a director or executive officer but elects to take no action against the offending director or executive officer, the Company shall disclose the facts and circumstances of its waiver of the violation by any means required by applicable law.

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IX.      SCOPE OF CODE OF ETHICS

THERE ARE MANY OTHER POLICIES THAT ARE VERY IMPORTANT TO THE COMPANY AND ITS OPERATIONS. NOTHING CONTAINED IN THIS CODE OF ETHICS SHALL RELIEVE ANY OFFICER, DIRECTOR OR EMPLOYEE FROM COMPLYING WITH ANY OTHER APPLICABLE COMPANY POLICY.

Nothing in this Code of Ethics changes the general policy that employment is at will and may be terminated by the Company at any time and for any or no reason.